                                                                 EX-99.B 15(e)


                         DISTRIBUTION AND SERVICES PLAN

                   CALIFORNIA TAX-FREE SHORT-TERM INCOME FUND
                                  A SERIES OF
                              STAGECOACH INC. INC.


             WHEREAS, Stagecoach Inc. (the "Company") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

             WHEREAS, the Company desires to adopt a Distribution and Services Plan (the "Plan") pursuant to Rule 12b-1 under the Act on behalf of the California Tax-Free Short Term Income Fund (the "Fund"), and the Board of Directors has determined that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders;

             NOW, THEREFORE, the Company hereby adopts the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

             Section 1. Pursuant to the Plan, the Fund may defray all or part of the actual cost of preparing and printing prospectuses and other promotional materials and of providing such prospectuses and other promotional materials to prospective shareholders of the Fund and may compensate personnel of the distributor or reimburse the distributor for compensation paid to selling agents for distribution-related or sales support services and may pay for any other activities primarily intended to result in the sale of shares of the Fund. Payments also may be used to compensate or reimburse servicing agents for shareholder liaison services provided by entities that are dealers of record or which have a servicing relationship with the beneficial owners of shares of the Fund under a servicing agreement in substantially the form approved by the Board of Directors. Total payments under the Plan may not exceed 0.10% of the average daily net assets of the Fund on an annual basis.

             Section 2. The Plan shall be effective on the date upon which it is approved by "vote of a majority of the outstanding voting securities" (as defined below) of the shares of the Fund and a majority of the Directors of the Company, including a majority of the Qualified Directors (as defined below), pursuant to a vote cast in person at a meeting (or meetings) called for the purpose of voting on the approval of the Plan.

             Section 3. The Plan (and each related agreement) will, unless earlier terminated in accordance with its terms, remain in effect from year to year after the first anniversary of its effectiveness if such continuance is specifically approved at least annually by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

             Section 4. The Company shall provide to the Company's Board of Directors and the Directors shall review, at least quarterly, a written report of the amounts expended by the

Company under the Plan and each related agreement and the purposes for which such expenditures were made.

             Section 5. The Plan may be terminated at any time by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of the Fund.

             Section 6. All agreements related to the Plan shall be in writing and shall be approved by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval. Any agreement related to the Plan shall provide:

             A. That such Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

             B. That such agreement shall terminate automatically in the event of its "assignment" (as defined below).

             Section 7. The Plan may not be amended to increase materially the amount that may be expended by the Fund pursuant to the Plan without the approval by a vote of a majority of the outstanding voting securities of the Fund, and no material amendment to the Plan shall be made unless approved by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

             Section 8. While the Plan is in effect, the selection and nomination of each Director who is not an "interested person" (as defined below) of the Company shall be committed to the discretion of the Directors who are not interested persons.

             Section 9. The Company shall preserve copies of the Plan, each related agreement and each report made pursuant to Section 4 hereof, for a period of not less than six years from the date of the Plan, such agreement or such report, as the case may be, the first two years in an easily accessible place.

             Section 10. As used in the Plan, (a) the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemption as may be granted by the Securities and Exchange Commission and (b) the term "Qualified Directors" shall mean the Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan.



Dated:  October 26, 1993





                                      2